Exhibit 11a

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Offering Circular constituting a part of this Offering Statement on Form 1-A, of our report dated April 30, 2019 relating to the financial statements of LunaDNA, LLC as of December 31, 2018 and for the period since inception (April 23, 2018) through December 31, 2018 and related notes to the financial statements (which report includes an explanatory paragraph relating to the uncertainty of LunaDNA, LLC’s ability to continue as a going concern), and to the reference to us under the heading “Experts”.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

April 30, 2019